Exhibit 99.2

ION prices $50 million public offering of common stock and warrants

HOUSTON — February 16, 2018 — ION Geophysical Corporation (NYSE: IO), (“ION” or the “Company”) today announced that it has priced its underwritten public offering of 1,820,000 shares of its common stock and warrants to purchase an aggregate of 1,820,000 shares of the Company’s common stock at a public offering price of $27.50 per share and accompanying warrant. The warrants have an exercise price of $33.60 per share, are immediately exercisable and expire on March 21, 2019. The Company expects the gross proceeds from this offering to be $50,050,000, before deducting the underwriting discount and other estimated offering expenses. The Company expects to close the offering, subject to customary conditions, on or about February 21, 2018.

ION intends to use the net proceeds from this offering to pay its Senior Secured Third-Priority Lien Notes due May 15, 2018, and to use the remaining net proceeds for general corporate purposes, which may include capital expenditures, working capital or investments in its subsidiaries.

Oppenheimer & Co. Inc. is acting as the sole book-running manager for the offering. Janney Montgomery Scott LLC is acting as co-manager for the offering.

The offering of common stock and warrants was made pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission (“SEC”) and declared effective. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

A preliminary prospectus supplement and accompanying prospectus describing the terms of the proposed offering has been filed with the SEC and a final prospectus supplement will be filed with the SEC. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the securities being offered may also be obtained from Oppenheimer & Co. Inc.

Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by telephone at (212) 667-8563, or by email at EquityProspectus@opco.com. Electronic copies of the preliminary prospectus supplement and accompanying prospectus will also be available on the SEC’s website at http://www.sec.gov.

About ION

ION develops and leverages innovative technologies, creating value through data capture, analysis and optimization to enhance critical decision-making, enabling superior returns. For more information, visit iongeo.com.

Contacts

ION (Investor relations)

Executive Vice President and Chief Financial Officer

Steve Bate, +1 281.552.3011

steve.bate@iongeo.com

ION (Legal)

EVP, General Counsel & Corporate Secretary

Matthew Powers, +1 713.366.7226

matt.powers@iongeo.com

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties.  Risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2017. The Company does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law.